UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 21, 2016 (July 19, 2016)

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other Jurisdiction

of Incorporation)

033-90866	25-1615902
(Commission File No.)	(I.R.S. Employer Identification No.)

1001 Air Brake Avenue Wilmerding, Pennsylvania	15148
(Address of Principal Executive Offices)	(Zip Code)

(412) 825-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Westinghouse Air Brake Technologies Corporation (the “Company”) determined on July 19, 2016 to fill a vacancy on the Board of Directors and elected Linda S. Harty as a director. Ms. Harty was elected as a member of the class of directors whose term expires at the Company’s 2018 Annual Meeting of Stockholders. Ms. Harty will serve on the Audit Committee of the Board of Directors.

Ms. Harty has served as Treasurer of Medtronic, Inc. since February 2010. Ms. Harty is a member of the Board of Directors of Parker-Hannifin Corporation and serves on the Audit Committee as Chair and as a member of the Finance Committee.

Ms. Harty will be paid in accordance with the Company’s director compensation program and will receive an annual cash retainer of $70,000 (which will be pro rated for the current year (July 2016 through May 2017) in the amount of $58,333) and an annual stock retainer equivalent to $140,000, based on the fair market value of the Company’s common stock on the date of the Company’s annual meeting of stockholders (which will be pro rated for the current year in an amount equivalent to $116,667 or 1,634 shares of common stock).

The Company issued a press release on July 20, 2016 regarding Ms. Harty’s appointment as a director. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

d)	Exhibits:

99.1 - Press release dated July 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2016

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ David L. DeNinno
David L. DeNinno
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibits

99.1	Press release issued by Westinghouse Air Brake Technologies Corporation on July 20, 2016.